EXHIBIT 99.1

Press Release

FOR RELEASE:    October 3, 2018

Mark A. Pompa Joins Apogee Enterprises’ Board of Directors

MINNEAPOLIS, MN, October 3, 2018 – Apogee Enterprises, Inc. (Nasdaq: APOG) announced today that its board of directors has elected Mark A. Pompa, Executive Vice President and Chief Financial Officer of EMCOR Group, Inc., as a new independent director, effective October 2, 2018. Mr. Pompa will also serve on the board’s audit committee and will be designated as an audit committee financial expert.

“I’m delighted to welcome Mark to Apogee’s board,” said Bernard P. Aldrich, chairman of Apogee’s board of directors. “Mark is an accomplished business leader who brings a terrific mix of financial expertise and significant experience in the commercial construction industry. I’m confident he will provide valuable perspectives as we continue to execute Apogee’s long-term growth and operational excellence strategies.”

Mr. Pompa currently serves as Executive Vice President and CFO of EMCOR Group, Inc., a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services, a position he has held since 2006. Previously, he was Senior Vice President and Chief Accounting Officer of EMCOR from 2003 to 2006, and Treasurer from 2003 to 2007. He joined EMCOR in 1994, serving as Vice President and Controller until 2003. Prior to joining EMCOR, Mr. Pompa was an Audit and Business Advisory Manager at Arthur Andersen LLP.

Mr. Pompa, a Certified Public Accountant, received his bachelor’s degree from Pace University. He is a member of the American Institute of Certified Public Accountants and the Connecticut State Society of Certified Public Accountants.

Mr. Pompa was elected to Apogee’s board of directors as a Class III director for a term expiring at the June 2019 Annual Meeting of Shareholders. With his addition, Apogee’s board currently has 10 members.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

About Apogee Enterprises, Inc.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, framing and displays.

Contact:

Jeff Huebschen

Vice President, Investor Relations & Communications

952.487.7538

ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com